EXHIBIT 99.1

PARTNERRE TRADING POLICY

Everyone should be aware that it is illegal to trade on non-public knowledge even if you do not fall within the definition of the group to whom the policy applies.

The following policy is for your own protection. If an individual does not fall within the parameters outlined below, it should not be seen as a tacit approval from the Company for individuals to trade at will. If you become aware of any special PartnerRe specific non-public information and you trade based on this information then you will be exposing yourself to serious implications under the US securities laws.

Why?

The purpose of imposing trading limitations on insiders is to prevent them from taking advantage of, or being accused of taking advantage of, information imbalances in their favour. The Company will specify periods when trading in PartnerRe stock will be prohibited and these periods are referred to as “black out periods”.

Application

The PartnerRe policy applies to board members, executive committee members and all employees who have been designated as insiders. Designated insiders include, but may not be limited to, the entire staff of the Bermuda office, the direct reports of the EC as well as those employees on the Management Committees of Paris and Zurich. For the purposes of the policy an “insider” is an individual who, because of their position within the Company, has a very high potential of being exposed to material non-public information that may have an impact on the stock price of the Company. The General Counsel will advise you if you are considered to be a designated insider. At times of corporate activity the Chief Financial Officer and/or the General Counsel may advise additional members of staff that an event specific black out applies to them if they are or may be exposed to material non-public information. This will occur on a case-by-case basis.

The policy applies to the common shares of the Company, the Series A preferred shares of the Company, the PEPS and the Trust Preferred issued in 2001 as well as to any options traded in PartnerRe Ltd stock.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors, executive officers and designated insiders of the Company, together with their family members, may not engage in any transaction in the Company's securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two days in advance of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for pre-clearance, and is not required to provide a reason for not permitting the trade.

Black Out Periods

Trading with pre-clearance will be allowed at any time that has not been designated as a black out period. The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading while aware of material non-public information, the Company will designate black out periods commencing four weeks (28 days) prior to the earnings release date and finishing two (2) business days following the public dissemination (press release) of earnings information. The designated black out periods for the remainder of 2002 and 2003 are set out below:

Earnings Release	Black Out Periods (inclusive of the dates below)

November 4, 2002	Last day of period November 6, 2002
February 10, 2003	January 13, 2003 – February 12, 2003
May 5, 2003	April 7, 2003 – May 7, 2003
August 4, 2003	July 7, 2003 – August 6, 2003
November 3, 2003	October 6, 2003 – November 5, 2003

For the avoidance of doubt, every period other than those designated, as a “black out period” will be considered to be an open trading period. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Black Out Periods.

The policy applicable to event specific non-trading periods remains unchanged. From time to time, an event may occur that is material to the Company and is known by only a few members of senior management. So long as the event remains material and non-public, you may not trade in the Company's securities, even though such period is not within the specified black out periods identified above. The existence of an event-specific black out period will not be announced, other than to those who are aware of the event giving rise to the black out. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific black out, the General Counsel will inform the requester of the existence of a black out period, without disclosing the reason for the black out. Any person made aware of the existence of an event-specific black out should not disclose the existence of the black out to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific black out will not relieve that person of the obligation not to trade while aware of material non-public information.

10b5-1 Plans

The Company will permit designated insiders to enter into trading arrangements with brokers set up in accordance with Rule 10b5-1 of the Securities Exchange Act 1934. Any such plans must comply with Company established guidelines and must be pre-approved by the General Counsel. Once it has been approved and established you will not be required to pre-clear any transactions made under the plan. Any transaction that you wish to make outside the plan will remain subject to the pre-clearance procedures.

Further information on the Company guidelines may be obtained from either the General Counsel of Associate General Counsel.

Hardship Exceptions

Hardship exceptions may be granted only by the General Counsel and will be considered on a case-by-case basis. Under no circumstance will a hardship exception be granted during an event-specific black out period.

Post-Termination Transactions

If you are aware of material non-public information when you terminate service as an employee of the Company, you may not trade in the Company securities until the earnings for the period following your departure have been released.

Company Assistance on Policy

Any person who has a question about this policy note or its application to any proposed transaction may obtain additional guidance from the General Counsel or Associate General Counsel.

Effective: November 14, 2002